UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 12, 2022

QUAINT OAK BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-52694	35-2293957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Knowles Avenue, Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 364-4059

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry Into a Material Definitive Agreement

On December 12, 2022, Quaint Oak Bancorp, Inc. (the "Company") entered into a Stock Purchase Agreement (the “Purchase Agreement”) with FNCB Bancorp, Inc. (“FNCB”). Pursuant to the Purchase Agreement, the Company agreed to sell up to 222,196 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) to FNCB at a purchase price of $22.50 per share.

On December 12, 2022, the Company sold 105,904 shares of Common Stock, or approximately 4.9% of the outstanding shares of Common Stock, to FNCB for a purchase price of $2,382,840 (the “Shares”). The Company agreed to sell up to an additional 116,292 shares of Common Stock to FNCB in a second closing (the “Additional Shares”), provided that FNCB will beneficially own an amount of not more than 9.9% of the outstanding Common Stock.

The Purchase Agreement contains certain customary representations and warranties made by each party.

The obligation of FNCB to consummate the purchase of the Additional Shares is subject to the satisfaction or waiver of certain customary closing conditions, including (i) no order, injunction or decree issued by any court of competent jurisdiction preventing the sale of the Additional Shares shall be in effect, (ii) the accuracy of the Company’s representations and warranties in the Purchase Agreement, (iii) compliance in all material respects by the Company with its obligations and agreements contained in the Purchase Agreement, (iv) since the date of the Purchase Agreement, there shall not have occurred and continuing any circumstance, change, development or event that has or would have a material adverse effect on the Company (as defined in the Purchase Agreement), (v) the receipt by FNCB of the requisite regulatory approvals, include the requisite approval of the Board of Governors of the Federal Reserve System, and (vi) the purchase of the Additional Shares by FNCB shall not cause FNCB together with the shares of Common Stock previously acquired along with any other person whose ownership of the Company's securities would be aggregated with FNCB’s ownership of the Company's securities for purposes of any banking regulation or law, to collectively be deemed to own, control or have the power to vote securities which would represent more than 9.9% of the issued and outstanding shares of Common Stock or more than one third of the Company’s total equity outstanding. FNCB has agreed to use its reasonable best efforts to file and obtain the required regulatory approvals.

The Purchase Agreement may be terminated prior to the closing of the purchase of the Additional Shares (i) by mutual written consent of FNCB and the Company; (ii) by either party, upon written notice to the other party, in the event that the second closing does not occur on or before March 12, 2023; provided, however, that this right to terminate shall not be available to the terminating party if its failure to fulfill any obligation under the Purchase Agreement shall have been the cause of, or shall have resulted in, the failure of the second closing to occur, (iii) by the Company or FNCB, upon written notice to the other party, in the event that any governmental entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by the Purchase Agreement, or (iv) by FNCB, if FNCB is not in material breach of any of the terms of the Purchase Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company in the Purchase Agreement, or any such representation and warranty thereof shall have become untrue and such breach or condition is not curable or, if curable, is not cured after written notice thereof is given by FNCB to the Company.

The Company will contribute $2.3 million of the net proceeds of the offering to Quaint Oak Bank to be used for general corporate purposes.

PNC FIG Advisory, part of PNC Capital Markets, LLC, served as exclusive placement agent for the offering and sale of the Shares.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to, and incorporate herein by reference, the full text of the Purchase Agreement, which is filed herewith as Exhibit 10.1.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 3.02         Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

In the Purchase Agreement, FNCB represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The securities referred to in this Current Report on Form 8-K are being issued and sold by the Company to FNCB in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01         Financial Statements and Exhibits

(d)         Exhibits

The following exhibit is included with this Report:

Exhibit Number	Description
10.1	Stock Purchase Agreement between Quaint Oak Bancorp, Inc. and FNCB Bancorp, Inc., dated December 12, 2022
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAINT OAK BANCORP, INC.

Date: December 13, 2022	By:	/s/ John J. Augustine
	Name:	John J. Augustine
	Title:	Executive Vice President and Chief Financial Officer